UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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AIM IMMUNOTECH INC.

(Name of Registrant as Specified in Its Charter)

JONATHAN THOMAS JORGL

ROBERT L. CHIOINI

MICHAEL RICE

PAUL TUSA

RIVER ROCK ADVISORS LLC

MICHAEL XIRINACHS

LOOKING GLASS CAPITAL CONSULTANTS INC.

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The following is an Investor Presentation of the AIM Stockholder Full Value Committee first used on October 19, 2022:

AIM Stockholder Full Value (ASFV) Committee Investor Presentation October 2022 The ASFV is Committed to Improve Company Performance, Reduce Excessive Executive Compensation and Establish Sound Corporate Governance – Leading to an Increase in Stockholder Value Your Vote is Important, No Matter How Few Shares of Common Stock You Own The ASFV Committee Urges You to Vote “FOR” Their Highly Qualified Director Nominees Robert L. Chioini and Michael Rice

Safe Harbor Important Information and Participants in the Solicitation The ASFV Committee has filed a definitive proxy statement and associated GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the Annual Meeting. Details regarding the ASFV Committee’s nominees are included in the proxy statement. THE ASFV COMMITTEE STRONGLY ADVISES ALL STOCKHOLDERS OF AIM TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of participants in the ASFV Committee’s solicitation, and their direct or indirect interests, by security holdings or otherwise, is set forth in the ASFV Committee’s proxy statement. Stockholders can obtain a copy of the proxy statement, and any amendments or supplements thereto and other documents filed by the ASFV Committee with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the following website: https://viewproxy.com/aim/. Investors can also contact Alliance Advisors at the telephone number or email address set forth below: Alliance Advisors, LLC 200 Broadacres Drive, 3rd Floor Bloomfield, New Jersey 07003 (877) 728-5012 aim@allianceadvisors.com

ASFV Committee’s Reasons for Solicitation • February 25, 2016, Mr. Equels assumed the role of Chief Executive Officer, AIM’s stock closed at $87.15 per share on the NYSE Market. • After reducing the board’s size from 5 directors to 3 directors, the current Board (Equels, Mitchell, Applerouth) took exclusive control in the fall of 2016, at a time when AIM’s stock was valued well above $50 per share (accounting for reverse stock splits in 2016 and 2019). • Under the 3 director Board, from the fall of 2016 to September 26, 2022, the market value of AIM’s shares plummeted by 99%. • The ASFV Committee believes the entrenched Board’s unreasonable conduct has resulted in this decline, evidenced by its: o Self-serving decision to increase executive compensation by millions of dollars in cash plus extraordinary equity grants (with just one year vesting) and other lucrative benefits, despite the company’s abysmal performance. o Failure to run any company-sponsored FDA-approved clinical studies on Ampligen, its lead technology. o Failure to monetize its FDA approved drug Alferon N Injection and generate lines of revenue. o Inadequate financial and operational execution causing the company to incur net losses of $77.1 million from 2016 to June 30, 2022. o Penchant for overpromising and under-delivering and lack of investor communication, transparency and proper governance. • The ASFV Committee believes that with the appropriate Board, AIM has intact the opportunity to clinically develop a therapy that could potentially benefit cancer patients and monetize its portfolio and deliver extraordinary value to investors.

Urgent Change is Needed at AIM • AIM ImmunoTech Inc. is an immuno-pharma company focusing on the research and development of therapeutics to treat multiple types of cancers, viral diseases, and immune-deficiency disorders. • The entrenched AIM Board consists of 3 directors that have been with AIM the last 24, 14 and 11 years respectively, who have a history of over- promising and underdelivering, an inability to articulate and execute a strategic vision, excessive compensation practice, and poor governance policies. o The 3-member entrenched AIM Board has led to the destruction of over 99% of shareholder value over their tenure and their track record clearly demonstrates it lacks the expertise to change their inadequate performance or create value. • In contrast, ASFV Committee nominees, Mr. Chioini and Mr. Rice, have extensive life science backgrounds and experience in public biotech company operations, finance, successful clinical drug development and licensing, commercial sales, strategic planning, regulatory matters and board governance, as well as IR/PR communication with healthcare funds and investors, raising funds, M&A, investment banking and capital markets. o The two highly-qualified candidates Mr. Chioini and Mr. Rice will apply their collective experience, knowledge and work-ethic to execute their comprehensive plan to help make AIM a commercial and financial success and move AIM forward on a value-creating path. o Mr. Chioini and Mr. Rice possess the skills and experience that has been woefully lacking for many years on the entrenched AIM Board and upon their addition to the Board they will ensure all directors are held accountable to their fiduciary duty to maximize stockholder value.

# AIM's Abysmal Stock Price Performance

**AIM's stock price has plummeted over 99%** since the incumbent directors took complete control 6 years ago despite multiple reverse splits (1:12 on August 29, 2016, and 1:44 on June 11, 2019) to boost its price and avoid delisting.

**Since CEO and Incumbent Board Took Over, AIM's Stock Price has Been in a Race to the Bottom!**

| | | | |
|---|---|---|---|
| **02/25/2016:** | **Thomas Equels becomes CEO** | **=> AIM closing price** | **$89.76** |
| **09/30/2016:** | **Incumbent directors assume board control** | **=> AIM closing price** | **$55.44** |
| **06/27/2022:** | **Mr. Jorgl purchased 1,000 shares of Common Stock** | **=> AIM closing price** | **$0.87** |
| **07/07/2022:** | **Day prior to Jorgl's (ASFV Committee) initial public notice of intent to nominate Chioini and Rice** | **=> AIM closing price** | **$0.81** |
| **07/15/2022:** | **AIM sues Jorgl, Chioini, Rice and others in Florida's U.S. District federal court** | **=> AIM closing price** | **$0.76** |
| **07/19/2022:** | **Company sends letter rejecting Jorgl's nominations** | **=> AIM closing price** | **$0.72** |
| **07/29/2022:** | **Mr. Jorgl filed a complaint in the Delaware Court of Chancery** | **=> AIM closing price** | **$0.73** |
| **08/12/2022:** | **Delaware Court hears Jorgl's motion for a temporary restraining order** | **=> AIM closing price** | **$0.77** |
| **09/19/2022:** | **Company files definitive proxy excluding ASFV's nominees** | **=> AIM closing price** | **$0.63** |
| **09/28/2022:** | **ASFV Committee files definitive proxy seeking two board seats** | **=> AIM closing price** | **$0.59** |
| **10/05/2022:** | **Delaware Chancery Court hears Jorgl's request for a preliminary injunction; legal result pending** | **=> AIM closing price** | **$0.56** |
| **10/11/2022:** | **U.S. District Court Florida rules in favor of Jorgl, dismisses entire case brought by AIM** | **=> AIM closing price** | **$0.52** |
| **10/12/2022:** | **Day of this writing** | **=> AIM closing price** | **$0.48** |

- **By comparison, over the time period from February 25, 2016, through October 12, 2022, the Nasdaq Biotech Index increased 41% from 2712.13 to 3812.78 and the Russell 2000 Index increased 64% from 1031.58 to 1692.92.**
- **AIM's stock price has *underperformed* to those indices by 140% and 164%, respectively.**

*See Appendix for a more detailed timeline.*

AIM’s Board has Destroyed the Value of its Stock AIM Stock price has dropped over 99%, while broader and biotechnology markets have appreciated. AIM Total Shareholder Return One-Year Three-Year Five-Year Through Through Through Unaffected Extended Unaffected Extended Unaffected Extended Date Through Date Through Date Through 7/7/2022 10/12/2022 7/7/2022 10/12/2022 7/7/2022 10/12/2022 AIM ImmunoTech Inc. -59.7% -74% -80.2% -87% -96.5% -98% Nasdaq Biotech Index -20.3% -24.3% 18.8% 12.7% 22.9% 16.6% AIM ImmunoTech Inc. B/(W) (39) ppts (50) ppts (99) ppts (100) ppts (119) ppts (114) ppts Russel 2000 Index -21.5% -24.9% 13.3% 8.4% 25.0% 19.6% AIM ImmunoTech Inc. B/(W) (38) ppts (49) ppts (94) ppts (96) ppts (121) ppts (117) ppts CapIQ AIM’s stock is trading at a negative enterprise value (i.e., less than its cash holdings), meaning the market is assigning AIM’s technology and headline drug Ampligen no or negative value.

AIM’s Abysmal Company Operating Performance AIM’s History of Losses Reflects Board’s Failure to Execute • Cumulative net losses have totaled $77.1 million from 2016 through June 30, 2022 and have been accelerating. AIM IMMUNOTECH INC. • Concurrently, G&A expense, which includes salaries, has far outpaced R&D spending by over $13 million during this timeframe. INCOME STATEMENT - USD IN MILLIONS LTM Period Date 12/31/2016 12/31/2017 12/31/2018 12/31/2019 12/31/2020 12/31/2021 6/30/2022 • Equally troubling is that this board has done nothing meaningful to stop the hemorrhaging Revenues $0.09 $0.44 $0.37 $0.14 $0.16 $0.14 $0.15 value. Total Revenues $0.09 $0.44 $0.37 $0.14 $0.16 $0.14 $0.15 • Rather, the board has refused to hold earnings calls to report on: Cost Of Goods Sold $1.11 $1.18 $0.88 $0.89 $0.81 $0.85 $0.48 • How they plan to improve the company’s Gross Profit ($1.02) ($0.75) ($0.52) ($0.75) ($0.64) ($0.72) ($0.33) deteriorating financial condition and inadequate clinical progress. Selling General & Admin Exp. $6.83 $6.57 $6.20 $7.04 $8.65 $8.67 $8.67 $53 million R & D Exp. $4.97 $4.09 $4.74 $4.65 $5.56 $7.67 $8.44 $40 million • Why they failed to run any Company- sponsored FDA-approved clinical trials on Other Operating Exp., Total $11.80 $10.66 $10.94 $11.69 $14.22 $16.34 $17.11 its lead technology Ampligen. Operating Income ($12.82) ($11.41) ($11.46) ($12.44) ($14.86) ($17.06) ($17.44) ($97) million • Why they have failed to monetize the Source: CapitalIQ Company’s FDA-approved drug, Alferon.

AIM’s Board has Destroyed the Company’s Value • AIM approved two reverse splits in less than 3-years (1:12 and then 1:44) wiping out stockholders and then issued and sold massive amounts of stock, both of which have been extremely dilutive to existing stockholders. • Since the end of 2018, when there was 1,107,607 shares outstanding on a split-adjusted basis, the Company has issued almost 47 million new shares (based on 48,048,822 shares outstanding), yet stockholders have little to show from the `$90 million raised.* • As of June 30, 2022, the Company’s primary asset consisted of just $34.5 million in cash and cash equivalents, revenues remain de minimis. • Board and executive compensation remains egregiously excessive with the 3 entrenched directors continuing to pay themselves handsomely. • AIM’s current market capitalization of `$24 million is less than book value, showing a complete lack of confidence in the current Board and an expectation the Company will burn through existing cash and resources rather than apply it in a way that creates value for stockholders. • The Board is wasting huge corporate resources spending $2.5 million to remain entrench and disenfranchise stockholders with frivolous litigation against the ASFV nominees. • All the while, the AIM has not made any meaningful progress on a path toward clinical development and commercialization of any products. • Stockholders have watched their AIM investment holdings evaporate, losing 99% of their value. *Based on stock sales in this time period (based on proceeds from sale of stock, net of issuance costs, as reflected on the Company’s consolidated statements of cash flows for the time period)

# CEO Takes Outrageous Compensation as Losses Mount

**Executive Compensation is Not Aligned with Performance**


Value of $100 Investment in AIM Since Thomas Equels became the CEO vs his Summary Compensation
Thomas Equels Compensation
Value of Investment in AIM
$100
$90
$80
$70
$60
$50
$40
$30
$20
$10
$0
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$0
2016
2017
2018
2019
2020
2021
2022

- In the face of the disastrous decline in AIM's stock price, dreadful financial performance and $77.1 million in cumulative net losses, the CEO has taken extreme compensation.
- CEO Equels reported total compensation was $2.66 million in 2020 and $1.76 million in 2021 or $4.42 million over the last two years alone! This as grossly excessive, especially for a company with a $24 million market cap and share price that has lost 99% of its value during his tenure.
- CEO Equels told one stockholder one of the reasons the Directors approved total annual compensation packages for Equels totaling millions of dollars is because Equels had grown accustomed of making millions of dollars when he

*"They're getting rich, paying themselves – they got a hedge. They're making millions of dollars. And Tom's [Equels] response to me was hey, I made 3 – over $3 million as a lawyer. I got to make that. I said Tom, go back to your law firm. This a small [sic] little company. That was his response to me."**

*EFiled: Oct 05 2022 10:13PM EDT Transaction ID 68219805 Case No. 2022-0669-LWWId., 75:6-23

Board Pays Themselves Excessively with No Oversight • During the massive decline in AIM’s stock price, the Board has AIM’s Board of Directors is “Getting Rich Off” the Backs of Stockholders taken extreme compensation. • in addition to CEO Equels compensation of $4.42 million over the last two years, Directors Mitchell and Appelrouth have each paid themselves average total compensation of over $275,000 each year, with over $180,000 each year paid in cash. • Moreover, in November 2020, with still two years left on CEO Equels’s employment agreement, the Board approved a new agreement, increasing Equels’s yearly compensation from $750,000 to $1.2 million, with a $850,000 base salary and yearly bonus of $350,000 (with no objective performance conditions), plus 600,000 non-qualified stock option grants for an aggregate fair value of $1,139,267, with yearly grants of 300,000 non- qualified stock options, vesting after just one year with no performance conditions (vs. the standard 3-year vesting practice), plus a completely out-of-touch, egregious severance package for the full 5-year term of the agreement, plus up to an additional three years in the event of a change of control. These benefits were valued by AIM at an eye-popping $5,345,038 (without change of control) and $8,064,119 (with change of control).

Board’s Governance Failures • On February 17, 2016, AIM announced that its 5-member Board had terminated its Chief Executive Officer and removed him from the Board, and that Mr. Equels would be the Company’s new Chief Executive Officer, and that Mr. Mitchell would serve as the Company’s new Chairman. • Then, in August 2016, Stewart Appelrouth, who had already been providing consulting services to the AIM Board’s audit committee for 5 years since 2011, became a director, on CEO Equels recommendation. • By September 30, 2016, one director stepped down for employment as General Counsel and one Board member resigned, which reduced the Board to just the 3 incumbent and now entrenched directors: o Mr. Equels (a lawyer), age 70, has served on the Board for 14 years since 2008. o Mr. Mitchell (a retired university professor), age 87, has served on the Board for 24 years since 1998. o Mr. Applerouth (an accountant), age 69, has served on the Board for six years since 2016 but has been with AIM’s Board for 11 years. • Since reducing the number of directors from 5 to 3 and taking complete control of the Board in 2016, the 3 entrenched AIM directors have chosen not to increase the size of the Board, failing to add any additional directors or to strengthen the Board, and they have run unopposed each year at the annual stockholder meetings and as a result have been re-elected as the sole members of the Board each year. • The fact that two ASFV nominees, if elected, will constitute a majority of the Board was not by design, rather, it is an unintended consequence of management purposely reducing its size to just 3 directors to remain entrenched.

Complete Lack of Governance Under Incumbent Board • The 3-member Board is entrenched, not self-governing, has no independent oversight and does not have enough members to maintain proper governance practices beneficial to shareholders. • This questionable structure has resulted in an absence of oversight on behalf of the shareholders, whom the directors are supposed to represent: o Unresponsiveness and avoidance to shareholder concerns on compensation, which are warranted due to the magnitude of pay in light of extremely poor company performance. o Failure to add additional board members and refresh the Board to provide independent oversight and eliminate entrenchment/cronyism. o Taking no responsibility for the decline in stock value – Mitchell partly attributed this decline to “the war in Ukraine,” Vladimir Putin, and the COVID-19 pandemic; Equels suggested that the stock value is artificially deflated due to a supposed “stock manipulation” scheme by unknown actors.* o Refusing to acknowledge and engage investors – the Board has “systematically” ignored stockholder inquiries, failed to hold investor calls for multi-month stretches at a time and methodically blocked stockholder email addresses.* o Disdain for stockholders – Chairman Mitchell admitted that he “does not hear any report about what the stockholders think” and “refuses to talk with stockholders directly.”* o Contempt for stockholders – CEO Equels went so far as to call certain stockholders “trolls,” accused others of not being “legitimate stockholders,” and confirmed that he has outsourced all investor relations to outside consultants that either block or filter out the negative commentary, so the Directors never have to hear of it.* o Approving multiple amendments of a non-shareholder approved poison pill further highlights the disregard for shareholder rights. *Plaintiff’s Supplemental Opening Brief in Support of its Motion for Preliminary Injunction, available at https://www.sec.gov/Archives/edgar/data/946644/000119312522262070/d410935ddfan14a.htm

Board’s Destruction of Shareholder Value • AIM has suffered cumulative net losses totaling $77.1 million from 2016 through June 30, 2022 based on financial statements included in its SEC reports, which has led to the destruction of over 99% of shareholder value over the 3 entrenched Board members’ tenures o At the same time, the Board and management have richly rewarded themselves with unwarranted, excessive compensation from 2016 through 2021, totaling approximately $16.8 million (based on amounts included in summary compensation tables for executives and directors), compared to $68.4 million in net loss during that time period. o The entrenched Board has not done anything meaningful to improve the performance or stop the plummeting value of the Company: o Refused to hold earnings calls to report on how they plan to improve the Company’s deteriorating financial condition and clinical progress. o Failed to run any Company-sponsored FDA-approved clinical trials on Ampligen. o Failed to monetize the Company’s FDA-approved drug, Alferon. o Failed to hire executives with experience in finance, medical, clinical development or pharmaceutical industries to assist the CEO. o Paid themselves egregious, excessive compensation in cash and equity. o Refused to expand the size of the Board, ensuring no independent check or balance on their actions or excessive compensation. • To maintain entrenchment, the three AIM board members have engaged in costly, wasteful litigation against the ASFV Committee, which we believe to be baseless and not in the best interest of AIM shareholders.

Entrenched Board Attempts to Deny ASFV Nomination • July 8, 2022, Jorgl (ASFV Committee) Notice to nominate two highly-qualified candidates, Mr. Chioini and Mr. Rice, to run on the AIM proxy is received by AIM Board of Directors. • July 8, 2022, within hours of receiving Jorgl Notice, incumbent AIM Board directs their lawyers to “scrub” the Notice for deficiencies so they can deny Jorgl and the most sacrosanct shareholder right to vote.* • July 18, 2022, AIM Board files a lawsuit in U.S. District Court for Middle District of Florida (the “Florida Action”) falsely stating the notice is invalid and baselessly alleging the members of ASFV Committee are acting as a group with certain other stockholders of AIM, which in fact contains false, misleading and irrelevant information with respect to the members of the ASFV Committee. • July 29, 2022, Jorgl files a Motion in Delaware Court for a Temporary Restraining Order, Preliminary Injunction, and Expedited Proceedings to have the ASFV nomination be declared valid. • September 19, 2022, AIM files with SEC definitive proxy statement for Annual Meeting (no universal ballot). • September 23, 2022, ASFV Committee files with SEC definitive proxy statement for Annual Meeting (with universal ballot). • October 5, 2002, DE Court hearing occurs – ruling from judge expected before end of October 2022. • October 12, 2022, U.S. District Court, Middle District Florida, dismisses in its entirety the “Florida Action” against ASFV Committee and other individuals ruling, “The threat of this sort of litigation might remove from the field a player whose self-interest is to monitor management. Large shareholders, or outsiders who may challenge incumbent management, help protect the small shareholders’ interest in monitoring—by possibly challenging—incumbent management.”* *Plaintiff’s Supplemental Opening Brief in Support of its Motion for Preliminary Injunction, available at https://www.sec.gov/Archives/edgar/data/946644/000119312522262070/d410935ddfan14a.htm

Board’s Reckless Spending Hurts Investors & Patients • The entrenched AIM Board is recklessly spending funds and wasting an outrageous amount of shareholder money – $2,500,000.00 – to attempt to prevent and frustrate the shareholder franchise. o “Excluding amounts normally expended by our Company for a solicitation for an election of directors in the absence of a contest and costs represented by salaries and wages of our Company’s employees and officers, our aggregate expenses related to our solicitation of proxies are expected to be approximately $2,500,000.00” - AIM Proxy Statement on 9/19/22. o This figure constitutes over 10% of the market cap (10/12/2022). o $2,500,000.00 is in stark contrast to AIM’s estimated spend of $50,000 for last year’s 2021 solicitation for director election. o $2,500,000.00 is being wasted on trying to prevent a fair election instead of funding clinical studies to potentially benefit patients. • AIM’s Board is wasting corporate assets in a selfish effort to prevent AIM shareholders from having the right to vote for the ASFV Committee’s highly qualified director candidates and to continue to enrich themselves with excessive compensation. • AIM’s Board has acted against the shareholders’ interest in their quest to stop voting on our lawfully submitted director nominees. • Continuing to hurt stockholders, AIM’s shares have lost 48% of their value since the entrenched AIM Board initiated their effort to prevent the ASFV nomination for a fair election!

ASFV’s Plan to Enhance Shareholder Value Strategy • Improving corporate governance, including expanding the Board with at least two additional highly qualified members as soon as possible. • Initiating and completing FDA clinical studies with AIM’s lead product candidate Ampligen® (Rintatolimod) for cancer treatments and other potential indications, including leveraging the expertise of Key Opinion Leaders. • Monetizing the Company’s FDA approved drug Alferon N Injection® (Interferon Alfa-N3). • Reviewing management, the business plan and company assets to maximize the Company’s potential. • Properly managing the Company’s financial resources and spending money responsibly, not wasting corporate assets. • Improve and increase stockholder communication, including holding quarterly investor calls (which haven’t occurred since incumbent directors took control of the Board in 2016), providing timely release of material news and engaging institutional health care investors with our story. • Executing our overall strategic plan with a sense of urgency.

ASFV’s Plan to Enhance Shareholder Value Finance and Executive Compensation • Hire a full-time, experienced Chief Financial Officer to manage the Company’s financial resources. • Focus on cost containment, particularly on what appear to be excessive general and administrative expenses that have consistently and meaningfully exceeded research and development costs under the incumbent Board’s control. • Eliminate excessive executive compensation practices. • Implement performance-based compensation practices, as such, CEO and executive compensation, including directors, will be based on performance conditions and objectives. • Review existing employment agreements and arrangements for alignment with comparable companies. • Director compensation will also be aligned with comparable companies within this sector.

ASFV’s Plan to Enhance Shareholder Value Corporate Governance • As directors of AIM, with relevant experience, Mr. Chioini and Mr. Rice will seek to expand the board size by adding at least two additional independent directors. • The expanded board will be able to provide greatly increased and independent oversight of the CEO’s performance and succession planning, named executive officer compensation, and governance practices. • The Board will be structured to be majority independent, and key committees – Audit, Nominating and Governance, and Compensation – will be comprised of independent directors. • The non-stockholder approved poison pill AIM has had in effect for 20 years will be reviewed. We believe any adoption or continued renewal of any poison pill should be subject to stockholder approval and have a reasonable term and features to ensure it does not serve as an entrenchment device and contribute to the destruction of long-term stockholder value. • We intend to be responsive and communicate any changes to compensation practices resulting from the poor say-on-pay results or failed management proposals.

Entrenched AIM Directors Lack Relevant Experience • Mr. Equels is a lawyer by training. Prior to AIM he never worked in the healthcare, medical, or pharmaceutical industries. He also had no experience running clinical trials or sitting on the board of a publicly traded company, and prior to assuming the role of AIM’s CEO, he never served as the chief executive of a public company. He has been with AIM for 14 years and CEO for 6 years. • Mr. Appelrouth is also extremely unqualified. He is an accountant by training. Prior to serving on AIM’s board, he never worked for a company in the healthcare, medical, or pharmaceutical industries. He also had no experience sitting on the board of a publicly traded company. The accounting firm he ran for decades was censured, suspended, and fined by the Public Accounting Oversight Board for failing to make timely disclosures. He has been with AIM 11 years and as a Director for 6 years. o The only apparent reason Equels appointed Appelrouth is that Appelrouth is a long-time friend and colleague of Equels who had assisted Equels and his wife on their personal income tax returns, as well as a testifying expert in cases handled by Equels and his wife when they were in private practice.* • Mr. Mitchell is also extremely unqualified. He has a background in the natural sciences. He is an academic with no relevant business experience, having spent his professional life as a university professor. He has been with AIM for 24 years as a Director/Chairman of the Board for 6 years. • The 3 entrenched Directors are sorely lacking in their skill-set and ability to operate a public company in the bio-tech drug space that is tasked with interfacing with US FDA, running clinical studies, financing, licensing, commercialization and managing proper financial and governance controls while communicating with institutional investors. • Since taking complete control of AIM, the 3 directors never expanded the Board with qualified talent to help them manage the Company. In fact, they have not even considered it once since 2016. Nor have they hired executives with experience in the healthcare, medical, or pharmaceutical industries to assist CEO Equels on his complicated day-to-day tasks.* *Plaintiff’s Supplemental Opening Brief in Support of its Motion for Preliminary Injunction, available at https://www.sec.gov/Archives/edgar/data/946644/000119312522262070/d410935ddfan14a.htm

ASFV’s Nominees are the Right Choice • Robert L. Chioini is the Managing Member of Bright Rock Holdings, LLC, a consultancy business that helps pharmaceutical drug and medical device companies successfully grow their businesses by providing financing, public listing, management, operations, licensing, clinical drug development, medical device development and corporate governance assistance, among other things. • Mr. Chioini served as the Chief Executive Officer and a director of SQI Diagnostics, Inc. (OTCQX-US: SQIDF/TSX-V: SQD) from 2020 to 2021, a publicly traded, diagnostic medical device company servicing the U.S. and Canadian diagnostic healthcare markets, where he provided executive leadership and revamped the business leading to a 200% increase in company valuation to a $155 million market capitalization. • Mr. Chioini founded and served as Chairman of the Board and Chief Executive Officer of Rockwell Medical, Inc. (NASDAQ:RMTI) (“Rockwell”), a pharmaceutical drug and medical device company, from 1995 to 2018, where he provided executive leadership and built the business into a successful, publicly traded, vertically integrated company with four manufacturing plants, five distribution facilities and 330 employees servicing the U.S. and global dialysis healthcare markets becoming the 2nd largest dialysate supplier in U.S. that reached $980 million in valuation in 2015. Mr. Chioini obtained 14 new U.S. FDA medical device approvals, assembled top-level clinical talent and successfully raised over $150 million to fund and execute successful human clinical studies for drug development and obtained four new U.S. FDA drug approvals (3-NDA, 1-ANDA). In addition, he managed global business development for Rockwell and secured multiple exclusive license agreements to commercialize products that realized in aggregate about $100 million in upfront cash payments and milestone payments, plus ongoing sales royalties, drug purchases, profit split and equity purchase, with companies like Baxter International, Inc. and Wanbang Biopharmaceutical (a subsidiary of Shanghai Fosun Pharmaceutical Group Co., Ltd.). • Mr. Chioini is qualified to serve as a director due to his experience spanning all phases of starting and building a business, from inception into a successful, vertically integrated, publicly traded pharmaceutical drug and medical device company, which included leading successful clinical development programs that resulted in four FDA approved drugs and multiple license partner agreements. 20

ASFV’s Nominees are the Right Choice • Michael Rice is the Founding Partner of LifeSci Partners (“LifeSci”) since March 2010, which is comprised of several business verticals within the LifeSci platform that collectively provide companies with the resources and experience they need to realize the full potential of their scientific innovation, driving long-term value for stockholders and patients. • These business units include (i) LifeSci Communications, a global communications and marketing agency focused on life science and medical technology, (ii) First Thought, a strategic partner that connects companies with key opinion leaders and scientists to provide expertise, (iii) LifeSci Index Partners, LLC, an index provider of healthcare-based stock market indices, (iv) LifeSci Search, the executive search division that provides placement services at the C-Suite, Board of Directors and VP level within the biotechnology, pharmaceutical and medical technology sectors, (iv) LifeSci Fund Management, a thesis driven portfolio management firm focused on investment in life sciences companies, and (v) LifeSci Venture Partners, a venture capital investor in early-stage healthcare companies. • Mr. Rice also was the co-head of health care investment banking at Canaccord Adams, where he was involved in debt and equity financing, Managing Director at Think Equity Partners (“ThinkEquity”) where he was responsible for managing the healthcare capital markets sector, Managing Director at Bank of America, serving large hedge funds and private equity healthcare funds and Managing Director at PMorgan/Hambrecht & Quist. • Mr. Rice has served as a director of Vascular Biogenics Ltd. since July 2021 and 9 Meters Biopharma, Inc. since February 2021, and previously served as a director of Navidea Biopharmaceuticals, Inc. from May 2016 to May 2021. • Mr. Rice is qualified to serve as a director due to his experience in successfully building a multi-million dollar company from the ground up that helps numerous publicly traded life science/biotech companies execute their business plan via IR/PR communication, institutional health care investor engagement, strengthening executive management, raising funds, providing additional clinical support, M&A as well as knowledge of portfolio management, corporate management, investment banking and capital markets. 21

Conclusion – A Call to Action As a result of the entrenched Boards’ failings, most notably: o Long history of losses and the incumbent destruction of shareholder value. o Ineffective strategic vision including the failure to progress products through clinical trials. o Continued excessive compensation completely out-of-touch with performance. o Long and continued history of inadequate governance policy and practices. o Woefully lacking experience, skill set and desire to effectively manage a public biotech drug company and interface with stockholders. o Reckless ($2.5 million ) misappropriation of Company funds to falsely delegitimize ASFV’s nominees, thwart this proxy contest and disenfranchise shareholders solely to remain entrenched to enrich themselves. Urgent change is needed at AIM! o It is of utmost importance to vote FOR ASFV’s two highly qualified, motivated, and experienced directors Rob Chioini and Michael Rice to the AIM Board. Thank you.

Appendix Key Event Timeline • June 27, 2022, Mr. Jorgl purchased 1,000 shares of Common Stock on June 27, 2022 and proceeded to work with Mr. Chioini and Mr. Rice to prepare the notice of nominations to be delivered to AIM pursuant to the Bylaws. • July 8, 2022, Mr. Jorgl submitted a complete and comprehensive notice to AIM of his intent to nominate both Mr. Chioini and Mr. Rice at the Annual Meeting. Mr. Jorgl had standing to submit this notice under the Bylaws because he owned 1,000 shares of record as of the date of his notice. Further, Mr. Jorgl’s notice was timely because it was not less than 90 days nor more than 120 days prior to the anniversary of the immediately preceding annual meeting of the stockholders (i.e., October 7, 2022). And, we believe Mr. Jorgl’s 13-page notice included all of the required information under the Bylaws, without omission. • July 15, 2022, prior to responding to Mr. Jorgl’s nomination notice, AIM sued Mr. Jorgl, Mr. Chioini, Mr. Rice and others in Florida federal court (the “Florida Section 13(d) Action”), with, what we believe to be, baseless allegations that the members of the ASFV Committee were acting as a group with certain AIM stockholders and/or other individuals and seeking: o (i) a declaration that the named defendants violated Section 13(d) of the Exchange Act; and o (ii) an injunction to prevent the named defendants from future violations of the federal securities laws. We believe the allegations in the Florida Section 13(d) Action are entirely without merit as it relates to the members of the ASFV Committee. • On July 18, 2022, prior to responding to Mr. Jorgl’s nomination notice, AIM issued the press release “AIM ImmunoTech Announces that Recently Received Director Nominations from Jorgl Activist Group are Invalid,” we believe making materially false and misleading statements claiming that, among other things, Mr. Jorgl, Mr. Chioini and Mr. Rice were acting in concert with other purported AIM stockholders and that the nominations are invalid as a result. • On July 19, 2022, the Company sent Mr. Jorgl a one-page letter that rejected his nominations. The stated premise for AIM’s rejection was that Mr. Jorgl supposedly made “false and misleading statements” in his notice, in contravention of Section 1.4 of the Bylaws. No specifics or evidence as to the alleged false and misleading statements were provided.

Appendix • On July 21, 2022, the ASFV Committee issued a press release to clear the record that we believe the nominations were valid and demonstrate our belief that the Board’s actions were desperate attempts to stifle basic stockholder rights and to entrench the incumbent directors. • On July 29, 2022, Mr. Jorgl filed a complaint in the Court of Chancery of the State of Delaware that named the Company and each member of the current Board as defendants (the “Delaware Action”). The complaint alleged that defendants wrongfully denied Mr. Jorgl’s right to nominate candidates and seeks relief to ensure that they may be considered for election to the Board, pursuant to the Bylaws and Delaware law. • On August 5, 2022, the ASFV Committee sent a letter to the Company’s corporate secretary providing the information required by Rule 14a-19(a)(1) under the SEC’s new universal proxy rule. The Company provided the notice required pursuant to Rule 14a-19(d) to the ASFV Committee on August 17, 2022. In this notice, however, the Company stated that it was not required to comply with the universal proxy rule due to the purported invalidity of the notice, and thus was providing the notice to reserve its rights. • On August 12, 2022, the Delaware Court of Chancery held a hearing on Mr. Jorgl’s motion for a temporary restraining order. • Over the ensuing weekend, the parties attempted to negotiate an agreed proxy solicitation and annual meeting schedule that would allow the court sufficient time to decide on the validity of the nominations. Although the parties were in agreement that the Annual Meeting should not be held prior to resolution of the Delaware Action, AIM refused to agree to a short delay in commencing its proxy solicitation and insisted that the hearing be held later in October shortly before the anticipated Annual Meeting date. Mr. Jorgl, concerned that the proxy solicitation would occur under a cloud of confusion because of, what we believe to be, AIM’s false and misleading statements as to the validity of the nomination and the basis for rejection, as well as his expectation that AIM would not comply with the new universal proxy rule (subsequently confirmed by AIM’s preliminary proxy statement filing), suggested that the parties refrain from proxy solicitation efforts while the case was pending and that an earlier hearing date in early October would allow resolution with only minimal delay. Mr. Jorgl also suggested that he would consider AIM’s proposed timing if both parties agreed to comply with the new universal proxy rule, albeit conditionally such that if the court ruled in favor of AIM, Mr. Jorgl’s nominations would not be made at the Annual Meeting. AIM did not respond to this proposal.

Appendix • Unable to agree over the weekend, the Delaware Court of Chancery held another hearing on August 15, 2022 to rule on the pending motion for a temporary restraining order. The court denied the motion for a temporary restraining order, but set a hearing date for Mr. Jorgl’s motion for preliminary injunction on October 5, 2022, the earlier of the dates in consideration, and ordered AIM not to hold the Annual Meeting prior to October 31, 2022. • The parties engaged in discovery in advance of the October 5th hearing date. • On September 9, 2022, the Company filed with the SEC a preliminary proxy statement for the Annual Meeting. • On September 15, 2022, the ASFV Committee filed with the SEC a preliminary proxy statement for the Annual Meeting. • On September 19, 2022, the Company filed with the SEC a definitive proxy statement for the Annual Meeting. • On September 28, 2022, the ASFV Committee filed with the SEC a definitive proxy statement. • On October 5, 2022, a preliminary injunction hearing was held in the Delaware Court of Chancery; ruling expected by the end of the month • On October 12, 2022, the U.S. District Court, Middle District of Florida, dismissed AIM’s Florida Section 13(d) Action in its entirety